Exhibit 99.1

PRESS RELEASE
For Immediate Release

Monolithic Power Systems, Inc.

6409 Guadalupe Mines Road

San Jose, CA 95120-5000

T: 408-826-0600, F: 408-826-0601

www.monolithicpower.com

Monolithic Power Systems Wins Patent Infringement Trial

against O2 Micro Intl., All O2 Patent Claims Asserted Against

MPS Found Invalid

MPS Customer ASUSTeK Computer Also Found Not to Infringe

SAN JOSE, Calif., May 16, 2007 — Monolithic Power Systems (MPS) (Nasdaq: MPWR), a leading fabless manufacturer of high-performance analog and mixed-signal semiconductors, announced today that the jury from the U.S. District Court for the Northern District of California returned a verdict that all of the patent claims asserted by O2 Micro International (Nasdaq: OIIM) against MPS are invalid. The jury further found that none of the accused MPS CCFL inverter controllers – including the MP1010, 1011 and 1015 product families – literally infringes O2 Micro’s patent (U.S. patent number 6,396,722). While two patent claims (claims 12 and 14) were found to infringe under the so-called doctrine of equivalents, the jury also found all asserted claims (including claim 12 and 14) to be invalid.

A judgment has not been entered in this case. We expect that the parties will file post trial motions and that O2 Micro may appeal the case to the U.S. Court of Appeals for the Federal Circuit.

The jury also found that MPS’s customer ASUSTeK Computer’s products incorporating MPS inverter controllers do not literally infringe the invalid patent. The judge presiding over the trial dismissed O2’s patent infringement case against MPS’s foundry manufacturer Advanced Semiconductor Manufacturer Corporation Limited for lack of evidence after O2 Micro rested its case.

MPS is represented in this case by Cooley Godward & Kronish LLP and Latham & Watkins LLP. MPS’s trial counsel includes Mark Flagel, Tom Friel, Jim Brogan, Dean Dunlavey and Matt Brigham.

About Monolithic Power Systems, Inc.

Monolithic Power Systems, Inc. (MPS) develops and markets proprietary, advanced analog and mixed-signal semiconductors. The company combines advanced process technology with its highly experienced analog designers to produce high-performance power management integrated circuits (ICs) for DC-to-DC converters, LED drivers, Cold Cathode Fluorescent Lamp (CCFL)

backlight controllers, Class D audio amplifiers, and Linear ICs. MPS products are used extensively in computing and network communications products, LCD monitors and TVs, and a wide variety of consumer and portable electronics products. MPS partners with world-class manufacturing organizations to deliver top quality, ultra-compact, high-performance solutions through the most productive, cost-efficient channels. Founded in 1997 and headquartered in Los Gatos, California, the company has expanded its global presence with sales offices in Taiwan, China, Korea, Japan, and Europe, which operate under MPS International, Ltd.

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Monolithic Power Systems, MPS, and the MPS logo are registered trademarks of Monolithic Power Systems, Inc. in the U.S. and trademarked in certain other countries.

Contact:

Rick Neely

Chief Financial Officer

Monolithic Power Systems, Inc.

408-826-0759

investors@monolithicpower.com